Exhibit 10.7

TECHNOLOGY TRANSFER AND STOCK ISSUANCE AGREEMENT

This Technology Transfer and Stock Subscription Agreement is effective as of February 6, 2012 between Mass Hysteria Entertainment (the "MHE"), Three Point Capital, LLC, a Delaware limited liability company (the "Company") and David Gendron, Britt Fletcher, and Mike Hansen with respect to Articles II and III only (each a "Share Recipient" and, collectively, the "Share Recipients).

Technology Transfer

1.            Assignment

MHE hereby assigns to the Company exclusively throughout the world all rights, title and interest (whether or not now existing) MHE has in the (i) subject matter referred to in Schedule A (the "Technology"), (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools arising out of or relating to the Technology or to the development, production, use, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights and other intellectual property rights and all business, contract rights and goodwill in, incorporated or embodied in, used to develop or produce or use, or related to the Technology in any manner (collectively "Intellectual Property").

2.            Consideration

This Agreement is made in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including a Class B membership interest in the Company's subsidiary, FanCloud, LLC (the "Sub") pursuant to the Sub's Operating Agreement dated February 6, 2012 and a cash payment in the amount of $65,000 delivered by the Company to MHE as of the effective date of this Agreement.

3.            Further Assurances

MHE agrees to provide commercially reasonable assistance to the Company in every proper way to evidence, record and perfect the assignment described in Section I of this Agreement and to apply for and obtain recordation of and from time to time secure, enforce, maintain and defend the assigned rights. If the Company is unable for any reason whatsoever to secure MHE's signature to any document requested by the Company under this Section 3, MHE hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as MHE's agents and attorneys-in-fact, coupled with an interest and with full power of substitution, to act for and on MHE's behalf and instead of MHE, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by MHE.

4.            MHE Warranty: Acknowledgement

MHE represents and warrants to the Company that MHE (i) has not assigned, transferred, licensed, pledged or otherwise encumbered any Intellectual Property or the Technology or agreed to do so to any other party, (ii) has no knowledge of any infringement (or any claims thereof) of any third party's intellectual property rights by the Intellectual Property or the Technology, (iii) has no knowledge that any of MHE's other intellectual property rights infringe the Intellectual Property or the Technology, and (iv) has full power and authority to enter into this Agreement.

Stock Issuance.

1.            Issuance; Delivery of Certiifcates. As partial consideration services rendered by each of the Share Recipients, MHE hereby issues to each of the Share Recipients and TPC an aggregate of 3,983,115 shares of MHE's common stock (the "Shares") as follows:

Name of Shareholder		Number of Shares

Three Point Capital, LLC		1,991,556
Brett Fletcher		663,853
Mike Hansen		663,853
David Gendron		663,853
	Total:	3,983,115

All Shares issued to the Share Recipients shall be Form 5-8 Shares as such term is defined in Section 2(b) of this Article II. The Shares issued to TPC shall be Rule 144 restricted securities under the Securities Act of 1933, as amended. MHE immediately shall deliver, or cause its transfer agent to deliver, to each Share Recipient and to TPC a certificate representing the Shares issued hereunder to each of them.

2.            Capitalization and Registration Reps. MHE hereby represents and warrants to the

Company that, as of the Effective Date:

(a)          (i)the authorized capital of the Company consists of (1) 900,000,000 shares of the common stock of the Company, 145,331,472 shares of which are issued and currently outstanding and (2) 10,000 shares of the preferred stock of the Company, all of which are issued and currently outstanding. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in material compliance with all applicable federal and state securities laws.

                              (ii) 20,000,000 shares of Common Stock are subject to issuance to officers, directors, employees and consultants of the Company pursuant to the Company's equity incentive plan(s) duly adopted by the Board of Directors of the Company and approved by the Company stockholders. Of such shares of Common Stock reserved under the aforementioned equity incentive plans(s), options to purchase up to 8,000,000 shares have been granted and are currently outstanding, and 12,000,000 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the equity incentive plans.

(b) The Shares, when issued, sold and delivered in accordance with the terms set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer expressly stated in this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the recipients of the Shares. The offer, sale and issuance of the Shares to be issued pursuant to and in conformity with the terms of this Agreement will be issued in compliance with all applicable federal and state securities laws and 2,119,762 of the Shares have been registered under the Securities Act of 1933 pursuant to a properly filed Form 5-8 registration statement which has been accepted and approved by the United States Securities & Exchange Commission (the "Form S-8 Shares").

(c) All corporate action has been taken, or will be taken prior to the Effective Date of this Agreement, on the part of the Board (and stockholders, as applicable) that is necessary for the authorization, execution and delivery of the this Agreement by MHE and the performance by MHE of the obligations to be performed by MI-IE as of the Effective Date. This Agreement, when executed and delivered by MHE, shall constitute valid and legally binding obligations of MHE, enforceable against MHE in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Article HI Miscellaneous.

1.            Assignments. This Agreement is not assignable or transferable by either party without the prior written consent of the other party and any attempt to do so shall be void; provided  however that this Agreement may be assigned or transferred without the prior written consent of MHE by Company to any successor to all or substantially all of the Company's business or assets.

2.            Notices. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or mailed by first-class, registered or certified U.S. mail, postage prepaid to the respective addresses of the parties as set forth below (or such other address as a party may designate by ten (10) days notice).

3.            No Waivers. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder.

4.            Separability. If any provision of this Agreement shall be adjudged by any court of  competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

5.            Choice of Law: Attorneys Fees. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of California and the United States without regard to conflicts of laws provisions thereof. The prevailing party in any action to enforce this Agreement, or seek an interpretation thereof, shall be entitled to recover costs and expenses including, without limitation, reasonable attorneys' fees.

6.            Amendments: Entire Agreement Any waivers or amendments shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties. Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

7.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered electronically or by facsimile without requirement that wet ink original signatures be exchanged by the parties hereto.

Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF. the parties have executed this Agreement on the day and year first indicated above.

THREE POINT CAPITAL, LLC		MASS HYSTERIA, ENTERTAINMENT

By:	/s/ David Gendron	By:	/s/ Dan Grodnick
Its:	Managing Director		Dan Grodnick, CEO
Print Name:	David Gendron

		Address :	8899 Beverly Blvd
Suite 710
By:	/s/ Michael Hanson		Los Angelos, CA 90048
Its:	Managing Director
Print Name:	Michael Hanson

Address :	80 Broad St., 5th Floor
NY, NY 10004

SHARE RECIPIENTS:

/s/ David Gendron	/s/ Britt Fletcher
David Gendron	Britt Fletcher

/s/ Michael Hanson
Michael Hanson

SCHEDULE A

All rights, title and interests in and to all intellectual property arising out of or related to the mobile application(s) (inclusive, without limitation, of all software code related thereto) and the business plan related to a "stealth mobile application" arising out of or related to any or all of the following: (a) that certain PowerPoint presentation prepared on behalf of MHE by Resolve Market Research (having file name Mass_HysteriaResarch_Report_-_Stealth_App_v2.pptx), (b) that certain PowerPoint presentation having file name MHTechBudget2011.ppt, (c) that certain demonstration video available at , and (d) that certain Microsoft Word file having the file name MI-Iblueprintcreative2011rev5.docx, which, in all cases, includes, without limitation, all ideas, designs, techniques, processes, formulas, trade secrets, inventions, discoveries, improvements, research or development and test results, specifications, data, know-how, business methods, marketing plans, other business plans, strategies, forecasts, unpublished financial information, budgets, projections, business prospects, copyrights and trademarks (inclusive of all goodwill related thereto) related thereto.